                                                                    Exhibit 99.1

Royal Bank America Media Alert

                                                     For additional information:
                                             Marc Sanders, Director of Marketing
                            610-668-4700 x269 - marcsanders@royalbankamerica.com

      ROYAL BANK AMERICA PARENT CO. REPORTS 11% INCREASE IN CORE EARNINGS; LOANS UP 15%; DEPOSITS UP 8%; ISSUES 45TH CONSECUTIVE QUARTERLY CASH DIVIDEND

NARBERTH, PA - July 24, 2006 - Royal Bank America President/CEO Joseph P. Campbell announced net income (less non-recurring items) for the Bank's holding company, Royal Bancshares of Pennsylvania, Inc. (NASDAQ: RBPAA) for the three months ended June 30, 2006 of $4.6 million or $0.36 basic earnings per share, compared to $4.1 million or $0.32 basic earnings per share for the same period in 2005. Net income (less non-recurring items) for the six months ended June 30, 2006 was $9.4 million or $0.73 basic earnings per share, compared to $8.5 million or $0.66 basic earnings per share for the same period in 2005. For the second quarter of 2005, non-recurring items include: a $1.3 million exit fee collected on a mezzanine loan, a $1.8 million equity distribution from a variable interest entity, and a $1.7 reduction in tax expense resulting from a deferred tax valuation offset by a $900 thousand expense related to the company's pension plan. During the first quarter of 2006, the company recorded a $900 thousand gain from the sale of real estate held as other real estate owned.

Net income (including non-recurring items) for the three months ended June 30, 2006 was $4.6 million or $0.36 basic earnings per share, compared to $7.2 million or $0.57 basic earnings per share for the same period in 2005. Net income (including non-recurring items) for the six months ended June 30, 2006 was $9.9 million or $0.78 basic earnings per share, compared to $11.6 million or $0.90 basic earnings per share.

For the second quarter of 2006, interest income was $22.7 million compared to $19.3 million for the same quarter in 2005, an increase of $3.4 million. This increase is primarily due to growth in the average loan balances along with higher interest earned as a result of Federal Reserve rate hikes during the period. The amount of the increase attributable to loan volume was $1.7 million and the amount attributable to interest rates was $1.6 million. Net loans increased 15% or $84.9 million from December 31, 2005 to $624.3 million at June 30, 2006. This increase is primarily due to an increased demand for commercial and construction loan products that are being offered at competitive rates coupled with an increase in volume from the Royal Asian Bank division and the Equity/Mezzanine division.

Interest expense increased $3.9 million to $11.6 million for the quarter ended June 30, 2006 compared to the same period of 2005. For the six-month period ended June 30, 2006, interest expense increased $6.6 million to $21.7 million compared to the same period in 2005. The increases were due to increased borrowings with the Federal Home Loan Bank in order to fund loan growth along with an increase in deposit rates in order to remain competitive within our market. Total deposits increased 8% at June 30, 2006 from December 31, 2005, primarily as a result of attractive certificate of deposit rates being offered during the first six months of 2006. During this period, brokered deposits increased $19.3 million. These funds were utilized to fund a portion of loan growth.

Net interest margin (less non-recurring items) was 3.69% for the second quarter of 2006 compared to 3.96% for the first quarter of 2006 and 3.76% for the second quarter of 2005.

During the second quarter of 2006, $1.0 million was recorded to increase the allowance for loan losses, of which $300 thousand was related to specific loans and the remainder was attributed to loan growth. For the six-month period ended June 30, 2006, $1.3 million was recorded to increase the allowance, of which $700 thousand was related to specific loans. Included in the reserves are mezzanine loans, which generally provide higher yields but which management has determined to have a higher level of risk compared to the remainder of loan portfolio. As of June 30, 2006, all mezzanine loans are current.

Consolidated total assets increased 4% to $1.36 billion at June 30, 2006, as compared to $1.30 billion at December 31, 2005. Return on assets for the six-month period ended June 30, 2006 was 1.5%. Return on equity for the six-month period ended June 30, 2006 was 12.9%.

The Board of Directors of Royal Bancshares of Pennsylvania, Inc. declared its 45th consecutive quarterly cash dividend on July 19, 2006. This dividend will be twenty-seven and five tenth cents ($.275) per share for holders of Class A common stock and thirty-one and six hundred twenty five thousandths cents ($.31625) per share for holders of Class B common stock of Royal Bancshares of Pennsylvania, Inc. The record date is August 2, 2006, and the payment date is August 16, 2006.


ABOUT ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Royal Bancshares of Pennsylvania, Inc. headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and four locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank offer a wide variety of products and services, including commercial real estate loans, residential mortgages, equity/mezzanine lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.

The foregoing material is unaudited and may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

 ROYAL BANCSHARES OF PENNSYLVANIA, INC.
 CONDENSED INCOME STATEMENT

                                        THREE MONTHS                  SIX MONTHS
                                       ENDED JUNE 30TH              ENDED JUNE 30TH

(in thousands, except
for earnings per share)
                                       2006          2005          2006        2005
                                       ----          ----          ----        ----

                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Interest Income                         $22,688       $19,330       $44,101    $36,534
Interest Expense                         11,629         7,695        21,708     15,061
                                        -------       -------       -------    -------
Net Interest Income                      11,059        11,635        22,393     21,473
Provision for Loan Losses                   964             0         1,298          1
                                        -------       -------       -------    -------
Net Interest Income after                10,095        11,635        21,095     21,472
Provision
Non Interest Income                       2,900         3,880         5,898      6,493
Non Interest Expense                      6,408         7,569        12,596     13,928
                                        -------       -------       -------    -------
Income before Taxes                       6,587         7,946        14,397     14,037
Income Taxes                              2,001           704         4,465      2,474
                                        -------       -------       -------    -------
Net Income                                4,586         7,242         9,932     11,563

Earnings per share -basic                 $ .36         $ .57         $ .78      $ .90

 SELECTED RATIOS:
Return on Average Assets                   1.4%       2.3%              1.5%       1.9%
Return on Average Equity                  11.8%      20.4%             12.9%      16.5%
Average Equity to Assets                  11.7%      11.4%             11.9%      11.4%
Book Value Per Share                     $12.18     $11.39

CONDENSED BALANCE SHEET

(in thousands)
                                                            JUNE 30, 2006           DEC. 31, 2005
                                                             (UNAUDITED)
Cash and Cash Equivalents                                        $23,269              $30,895
Investment Securities                                            581,702              598,730
Loans Held for Sale                                                1,619                  803
Loans (net)                                                      624,306              539,360
Premises and Equipment (net)                                      62,697               66,581
Accrued Interest receivable                                       15,511               14,843
Other Assets                                                      50,105               49,807
                                                                  ------               ------
          Total Assets                                        $1,359,209           $1,301,019
                                                              ----------           ----------

Deposits                                                         758,445              697,409
Borrowings                                                       398,153              401,356
Other Liabilities                                                 18,755               18,485
Subordinated debentures                                           25,774               25,774
Minority Interest                                                  2,164                2,487
Shareholders' Equity                                             155,918              155,508
                                                                 -------              -------
          Total Liabilities and Shareholders' Equity          $1,359,209           $1,301,019
                                                              ----------           ----------


The above condensed financial information includes consolidation of Equity Real Estate Investments, owned by Royal Bancshares of
Pennsylvania, Inc., which are required as a result of FIN 46(R)
"Variable Interest Entities."

NOTE: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Management uses the non-GAAP measure of net income from core operations or operating earnings in its analysis of the company's performance. This measure, as used by the company, adjusts net income determined in accordance with GAAP to exclude the effects of certain non-recurring special items, including significant gains or losses that are unusual in nature. Because certain of these items and their impact on the company's performance are difficult to predict, management believes presentation of financial measures excluding the impact of such items provides useful supplemental information in evaluating the operating results of the company's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. The following table reconciles our GAAP earnings to operating earnings for the periods presented:

                                                        FOR THE THREE               FOR THE SIX
                                                         MONTHS ENDED               MONTHS ENDED
                                                          JUNE 30TH                  JUNE 30TH
                                                         (UNAUDITED)                (UNAUDITED)
(amounts in thousands, except for per share data)      2006         2005             2006      2005
                                                       ----         ----             ----      ----
Net Income                                           $4,586       $7,242            $9,932    $11,563

 Changes
      Loan exit fee                                      --      (1,293)                --    (1,293)
      Gains from variable interest entities              --      (1,792)                --    (1,792)
      Pension plan expense                               --          930                --        930
      Gains on other real estate owned                   --           --             (881)         --
                                                     ------       ------            ------    -------
 Total Changes                                           --      (2,155)             (881)    (2,155)

 Tax effect                                              --          754               308        754

 Reduction tax expense                                   --      (1,700)                --    (1,700)

 Net impact of changes                                   --      (3,101)             (573)    (3,101)
                                                     ------       ------            ------    -------

 Net income adjusted                                 $4,586       $4,141            $9,359     $8,462
                                                     ======       ======            ======    =======

 Basic earnings per share                             $0.36        $0.57             $0.78      $0.90
 Adjusted earnings per share                          $0.36        $0.32             $0.73      $0.66